UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2017

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:     (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01
Entry Into a Material Definitive Agreement.

On July 26, 2017, CEL-SCI Corporation (“CEL-SCI”) entered into a securities purchase agreement with an investor whereby it sold 100,000 shares of its common stock for gross proceeds of $229,000, or $2.29 per share, in a registered offering. The closing of the offering is expected to take place on or about July 31, 2017, subject to the satisfaction of customary closing conditions.

In a concurrent private placement, CEL-SCI also issued to the purchaser of CEL-SCI’s common stock referred to in the preceding paragraph warrants (Series OO) to purchase 60,000 shares of CEL-SCI’s common stock. The warrants can be exercised at a price of $2.52 per share, commencing six months after the date of issuance and ending five years after the date of issuance. The warrants and the shares of common stock issuable upon the exercise of the warrants are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

The net proceeds to CEL-SCI from the transaction, after deducting CEL-SCI’s estimated offering expenses, are expected to be approximately $207,000. CEL-SCI intends to use the net proceeds from the offering for its clinical trials and general corporate purposes.  CEL-SCI has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The shares of common stock were offered and sold by CEL-SCI pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2015 and subsequently declared effective on October 30, 2015 (File No. 333-205444). CEL-SCI will file a prospectus supplement and an accompanying prospectus with the SEC in connection with the sale of the common stock.

CEL-SCI will not pay any commissions in connection with the sale of common stock or warrants.

Item 3.02
Unregistered Sales of Equity Securities

The information contained above in Item 1.01 related to the Series OO Warrants is hereby incorporated by reference into this Item 3.02.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit	Description

4 (r)	Form of Warrant (Series OO).
5	Opinion of Hart & Hart, LLC.
10(ttt)	Securities Purchase Agreement
23	Consent of Hart & Hart, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2017

CEL-SCI CORPORATION

By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations

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